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Contacts: Regina Milano (Media):	914-701-8417
Dan Loh (Investors):	914-701-8210

ATLAS AIR WORLDWIDE HOLDINGS PROMOTES
JASON GRANT TO CHIEF FINANCIAL OFFICER

PURCHASE, N.Y., September 18, 2007 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading provider of global air cargo services, today announced the promotion of Jason Grant to Senior Vice President and Chief Financial Officer.

Mr. Grant, 35, has been with the company since 2002, and most recently served as Senior Vice President, Network Planning and Business Development. Mr. Grant joined the company as Manager of Corporate Finance and previously served in a variety of finance positions including, Director of Corporate Finance and Vice President of Financial Planning and Analysis. He also launched the company’s continuous improvement initiatives as Vice President of Continuous Improvement.

“Mr. Grant’s strong background in aviation and his proven leadership in effectively managing complex financial issues, facilitating growth and improving profitability has been an asset to our Company,” said William J. Flynn, president and CEO of AAWW. “I look forward to continuing to work with Jason in his expanded role as we continue to transform our Company with a strong platform for growth and a solid position as the leading provider of outsourced aircraft operations and logistics solutions for the global airfreight industry.”

Mr. Grant came to the company from American Airlines, where he was a Manager of Financial Planning and Financial Analysis. Mr. Grant holds a bachelor’s degree in business administration from Wilfrid Laurier University and a master’s degree from Simon Fraser University in Canada.

Mr. Grant will report to Mr. Flynn, and succeeds Michael L. Barna, who has announced his resignation to pursue other interests. Mr. Barna served as AAWW’s CFO since April 2005. Added Mr. Flynn, “As we welcome Jason to his new role, we also want to recognize Mike’s substantial contributions in improving our internal processes and controls, which enabled us to again become a timely filer and achieve SOX 404 compliance and positions us well for the future.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing—in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis—cargo charters, military charters, scheduled air cargo service, and dry-leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.